EXHIBIT 99.1

PrivateBancorp, Inc.
70 W. Madison
Chicago, Illinois 60602

For further information:
Dennis Klaeser
Chief Financial Officer
312-683-7100
dklaeser@pvtb.com
News Release
For Immediate Release

PrivateBancorp, Inc. Announces Commencement of
Public Offering of Trust Preferred Securities

Chicago, Illinois, May 9, 2008 —PrivateBancorp, Inc. (NASDAQ:  PVTB) (the “Company”) and PrivateBancorp Capital Trust IV, a statutory trust formed under the laws of the State of Delaware (the “Trust”), today announced the offering of $75 million aggregate liquidation amount of the Trust’s trust preferred securities, representing preferred beneficial interests in the Trust (the “Trust Preferred Securities”) for sale in an underwritten public offering.  The Trust intends to grant the underwriters a 30-day option to purchase up to an additional $11.25 million aggregate liquidation amount of the Trust Preferred Securities to cover over-allotments, if any.  The managing underwriters (the “Underwriters”) of the offering are Stifel, Nicolaus & Company, Incorporated, RBC Capital Markets Corporation, Robert W. Baird & Co. Incorporated, Raymond James & Associates, Inc., William Blair & Company, L.L.C., and Keefe, Bruyette & Woods, Inc.  A copy of the preliminary prospectus supplement relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, 63102 or toll free at 1-800-729-6888.

The Trust Preferred Securities will be guaranteed on a subordinated basis by the Company pursuant to a Guarantee Agreement (the “Guarantee”) between the

Company and Wilmington Trust Company, as Guarantee Trustee.  The proceeds from the sale of the Trust Preferred Securities, together with the proceeds from the sale by the Trust of $10,000 of its common securities to the Company, will be invested by the Trust in Junior Subordinated Debentures due 2068 (the “Debentures”), to be issued pursuant to a Junior Subordinated Indenture, as supplemented by the First Supplemental Indenture, each to be dated as of the closing date, between the Company and Wilmington Trust Company, as Trustee. The Company expects to use the net proceeds from the offering to support its continued growth pursuant to its previously disclosed Strategic Growth Plan and for general corporate purposes.

The Trust Preferred Securities, the Debentures and the Guarantee have been registered under the Securities Act of 1933, as amended, pursuant to an effective registration statement on Form S-3 (File No. 333-150767).   We have applied to list the Trust Preferred Securities on the Nasdaq Global Select Market.  The Trust will make distributions equal to any interest received by the Trust on the Debentures; interest will be payable on the Debentures at a rate determined by negotiations between the Company and the Underwriters.  The offering is expected to be completed during May 2008.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its PrivateBank subsidiaries, provides distinctive, highly personalized financial services to a growing array of successful middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors.